EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Historical Financial Data of Xcyte” and “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-131225) and related Proxy Statement / Prospectus of Xcyte Therapies, Inc. for the registration of 87,654,203 shares of common stock and to the incorporation by reference therein of our report dated March 31, 2005, with respect to the financial statements of Xcyte Therapies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Seattle, Washington

February 3, 2006